Exhibit 99.1

August 2, 2005	PR05-14
CANYON RESOURCES APPOINTS JAMES HESKETH AS CEO
     Golden, CO—Canyon Resources Corporation (AMEX:CAU), announced that it has appointed James Hesketh Chief Executive Officer of the Company in addition to his current duties as President, effective August 1, 2005. Mr. Hesketh joined Canyon in March 2005, as President and Chief Operating Officer. Dr. Richard H. De Voto will remain Chairman of the Board of Directors.
     Mr. Hesketh has over 25 years experience in the mining industry in various capacities. During his prior career he has been employed in management positions relating to mine production, project evaluation and both corporate and project finance. Previously he worked for RMB Resources, Inc, a subsidiary of First Rand Bank of South Africa, NM Rothschild & Sons (Denver) Inc., Cyprus Amax Minerals Company, Pincock Allen Holt, and Dresser Industries Inc. He has an undergraduate degree in Mining Engineering and a Masters Degree in Mineral Economics from the Colorado School of Mines.
     “The Board of Directors of Canyon Resources Corporation and I are delighted to have Jim Hesketh assume the leadership responsibilities of CEO of the Company,” said Richard H. De Voto, Chairman.
     Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to speculative nature of mineral exploration, precious metal prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FUTHER INFORMATION: See www.canyonresources.com or contact:
Richard H. De Voto, Chairman                                          or                                           James Hesketh, President, CEO
(303) 278 8464